Exhibit 14

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Prospectus and to the incorporation by reference of our report, dated November 20, 2009, of Leuthold Select Equities Fund and Leuthold Select Industries Fund as included in the Annual Report to Shareholders for the year ended September 30, 2009, in this Amended Registration Statement for Leuthold Funds, Inc. on Form N-14, and the related Prospectus and Statement of Additional Information.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

January 27, 2010